Exhibit 10.1

September 7, 2022

Sonia Jain

Dear Sonia:

We are delighted by the prospect of you rejoining CARS!

In your role of Chief Financial Officer, you will report to Alex Vetter, Chief Executive Officer. Your first day will be October 17, 2022. Your annualized compensation in this exempt position, as agreed, will be $550,000 and you will be eligible to participate in CARS Short-Term Incentive Plan ("STIP") which enables you for 2023 to earn an annual cash performance bonus calculated at a target of 110% of your base salary.

In addition to this annualized base salary and performance bonus, we are also recommending to the Compensation Committee that your target Long Term Incentive for 2023 be $1,787,500, evenly divided between grant of Cars.com Restricted Stock Units (“RSUs”) and Performance Share Units (“PSUs”) and subject to vesting as determined by the Compensation Committee. The Long Term Incentive grant generally occurs In March following the Compensation Committee meeting.

Specifically for 2022, we are also:

•
recommending you for a one-time grant of Cars.com Restricted Stock Units (“RSUs”). The recommended award will be 174,960 RSUs. This is a “return” grant to replace the equity you forfeited when you left. This grant will vest over three years, one-third of the grant vesting each year.

•
recommending you for a prorated annual equity award of Cars.com Restricted Stock Units (“RSUs”)

and Performance Share Units (“PSUs”). The recommended award will be 59,300 Units (approximately one half of the 2022 annual grant, representing number of active months at CARS). This grant shall be evenly divided between Restricted Stock Units and Performance Share Units. This grant will vest as outlined for each equity vehicle.

•
offering a prorated bonus which encompasses the initial 2022 employment period (January 1 – April

15, 2022) as well as your service from date of commencement of services through December 31, 2022. This bonus will be payable to you at the same time as STIP payments occur, typically in March of the following year (March 2023).

Please note that the incentive plans may be amended or terminated at any time and for any reason. Also, your final award values are based on the Company’s and your performance and applicable guidelines, which may be changed at any time. This recommended equity grants are not official until actually authorized by the Compensation Committee of our Board of Directors, expected within the first 30 days of employment.

You are eligible to participate in our comprehensive benefits package including 23 days paid time off annually, which is prorated based on start date.

After acceptance of this offer, you will receive an email from our onboarding website, Greenhouse Onboarding containing a link with your log-in credentials. This site will guide you through the process of completing your tasks prior to your first day. Upon receipt of your credentials, please log-in and complete your task list. Within the task list, are instructions on where to upload your signed offer letter and Restrictive Covenant Agreement. Please complete this at your earliest opportunity.

Your initial new hire orientation is scheduled for October 17, 2022 at 9:00 a.m. and will include a detailed review of our benefits and many other employee programs. Please be sure to upload your I-9 documentation to Greenhouse Onboarding by your first day.

Sonia, we recognize that we will achieve success only by attracting and retaining the finest talent available. We are confident that you will find your work with CARS personally and professionally rewarding and that you will play a vital role in contributing to our future success.

Congratulations and welcome back!

Emily Rhomberg

Interim Chief HR Officer

CARS

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